Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

May 6, 2011

Accellent Inc.

100 Fordham Road

Wilmington, Massachusetts 01887

Ladies and Gentlemen:

We have acted as counsel to Accellent Inc., a Maryland corporation (the “Company”), and certain subsidiaries of the Company named on Annex I hereto (collectively, the “Guarantors”) in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $315,000,000 aggregate principal amount of 10% Senior Subordinated Notes due 2017 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of October 28, 2010 (the “Indenture”) among the Company, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”). The Exchange Securities will be offered by the Company in exchange for $315,000,000 aggregate principal amount of its outstanding 10% Senior Subordinated Notes due 2017.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the States of California, Colorado and Virginia, we have relied upon the opinion of Hogan Lovells US LLP. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Maryland, Nevada and Tennessee, we have relied upon the respective opinions of Venable LLP, Snell & Wilmer L.L.P. and Bass, Berry & Sims PLC.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and, to the extent set forth herein, the law of the States of California, Colorado, Maryland, Nevada, Tennessee and Virginia.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

Annex I

Guarantors

Name of Guarantor	Jurisdiction of Incorporation/Formation
Accellent LLC	Colorado
American Technical Molding, Inc.	California
Brimfield Acquisition, LLC	Delaware
Brimfield Precision, LLC	Delaware
CE Huntsville, LLC	Delaware
G&D, LLC	Colorado
Kelco Acquisition LLC	Delaware
Machining Technology Group, LLC	Tennessee
MedSource Technologies Holdings, LLC	Delaware
MedSource Technologies Pittsburgh, Inc.	Delaware
MedSource Technologies, LLC	Delaware
MedSource Technologies, Newton Inc.	Delaware
MedSource Trenton LLC	Delaware
Micro-Guide, Inc.	California
National Wire & Stamping, Inc.	Colorado
Noble-Met LLC	Virginia
Portlyn, LLC	Delaware
Spectrum Manufacturing, Inc.	Nevada
Thermat Acquisition, LLC	Delaware
UTI Holding Company	Delaware
UTI Holdings, LLC	Delaware
Venusa, Ltd.	New York